Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES QUARTERLY REPORT

Huntington, WV   February 13, 2015-  Energy Services of America (the “Company”) (OTC: ESOA), parent company of C.J. Hughes Construction Company and Nitro Electric Company, announced today the filing of the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2014. Energy Services earned revenue of $23.1 million for the quarter ended December 31, 2014. Gross margin and income from operations were $2.1 million and $212,000, respectively, for the quarter ended December 31, 2014. Net loss available to common shareholders, which included depreciation expense of $864,000 and preferred stock dividends of $77,250, was $212,000 for the quarter ended December 31, 2014. The Company had EBITDA of $1.1 million, or $0.08 per share, on 14,239,836 common shares outstanding for the quarter ended December 31, 2014. The backlog at December 31, 2014 was $53.9 million.

Below is a comparison of the Company’s operating results:

	Three Months Ended	Three Months Ended
	December 31, 2014	December 31, 2013
	Unaudited	Unaudited

Revenue	$23,145,595	$25,050,410

Gross profit	2,050,363	2,176,331

Income from operations	212,161	407,408

Income from continuing operations before income taxes	28,629	64,580

Income tax expense (benefit)	200,662	(382,899)

Income (loss) from continuing operations	(172,033)	447,479

Dividends on preferred stock	77,250	—

Income (loss) from continuing operations
available to common shareholders	(249,283)	447,479

Income from discontinued operations
net of tax benefit	36,842	20,442

Net income (loss) available to common shareholders	$(212,441)	$467,921

Douglas Reynolds, President, commented on the announcement. “Our first quarter for fiscal year 2015 was better than what we anticipated. Almost a full year after ending our restructuring period, we are beginning to see opportunities with new and existing customers that we missed out on the past couple years due to our prior financial situation.”

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

CONTACT: Doug Reynolds, 304-522-3868